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Cincinnati Bell Inc. to Acquire
Voice and Data Solutions Provider eGIX
Acquisition extends geographic footprint of Cincinnati Bell business market operations
CINCINNATI — December 6, 2007 — Cincinnati Bell Inc. (NYSE: CBB) today announced that it has entered into a definitive purchase agreement to acquire the assets of eGIX, Inc., a privately held competitive service provider headquartered in Carmel, Indiana. eGIX, which has annualized revenue of roughly $16 million, provides advanced voice and data services to business customers throughout the Midwest. The transaction is valued at approximately $18 million, subject to certain additional performance-related payments in the future.
“The acquisition of eGIX provides Cincinnati Bell with an immediate footprint in the small and medium-sized business market throughout Indiana and in Illinois,” said Shane Brown, vice president of business development for Cincinnati Bell. “It is a natural extension of our success with business customers in Dayton, a market we entered as a competitive service provider in 2004. Given its robust product portfolio and talented management team, eGIX will be an excellent fit with Cincinnati Bell’s organization.”
“Cincinnati Bell’s commitment and demonstrated success in serving business customers both inside and outside of the Cincinnati market makes them an ideal match for eGIX, its customers, vendors and employees,” said eGIX President and CEO Steven L. Johns. “Our two companies share many common values including an intense focus on innovation and exceptional customer service. Together, eGIX and Cincinnati Bell will offer greater scale and capabilities to the Indiana marketplace and be able to better serve customers while achieving continued growth.”
eGIX serves as a single source to business customers for reliable and affordable integrated IP voice (VoIP) and data services, high-speed Internet access, local line services and a full suite of business applications and enhanced messaging services in the Midwest. Cincinnati Bell expects the eGIX acquisition to close during the first quarter of 2008 upon satisfaction of customary closing conditions, including all required regulatory approvals.
About Cincinnati Bell Inc.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit http://www.cincinnatibell.com.
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